Exhibit 10.1

EMPLOYMENT AGREEMENT

BY AND BETWEEN

MARCO COMMUNITY BANK

AND

HOWARD B. MONTGOMERY, JR.

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into this 3rd day of March, 2006, by and between Marco Community Bank (“Bank” or “Employer”) and Howard B. Montgomery, Jr. (“Executive”). Employer and Executive are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, Employer wishes to retain Executive as the Bank’s Chief Executive Officer and President to perform the duties and responsibilities as are described in this Agreement and as the Employer’s Board of Directors (“Board”) may assign to Executive from time to time; and

WHEREAS, Executive desires to be employed by the Employer and to serve as the Bank’s Chief Executive Officer and President in accordance with the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

OPERATIVE TERMS

1. Employment and Term. Employer shall employ Executive pursuant to the terms of this Agreement to perform the services specified in Section 2 herein. The term of employment shall be for a period of one year, commencing on March 6, 2006 (“Effective Date”).

2. Position, Responsibilities, and Duties. During the term of this Agreement, Executive shall devote all of his working time, attention, skill, and best efforts to accomplish and faithfully perform all of the duties assigned to Executive on a full-time basis. Executive shall, at all times, conduct himself in a manner that will reflect positively upon the Employer. Executive shall also have the specific duties prescribed in Schedule A.

3. Compensation. During the term of this Agreement, Executive shall be compensated as described in Schedule B.

4. Payment of Business Expenses. Executive is authorized to incur reasonable expenses in performing his duties hereunder. Employer will reimburse Executive for authorized expenses, according to the Employer’s established policies, promptly after Executive’s presentation of an itemized account of such expenditures.

5. Termination.

(a) Death: This Agreement shall immediately terminate upon Executive’s death, in which instance Employer shall pay to Executive’s estate any compensation accrued, but not yet paid.

(b) Termination for Cause: Employer shall have the right, at any time, upon written notice of termination satisfying the requirements of Section 7 herein, to terminate Executive’s employment hereunder, including termination for Cause as determined in the sole discretion of the Board of Directors. A termination for Cause shall be effective immediately upon effectiveness of a notice of termination. For the purpose of this Agreement, termination for “Cause” means termination because of Executive’s personal dishonesty, incompetence, willful misconduct, material breach of fiduciary duty, intentional failure to perform stated duties, willful violation of ay law, rule, or regulation (other than traffic violations or similar offenses), defiance of a final cease-and-desist order, insubordination, conduct unbecoming an executive officer of a financial institution which could have a material negative reflection on the Employer, or materially failing to perform the duties stated in Schedule A of this Agreement (i.e. failing to perform the essential duties of Executive’s position). In determining “incompetence,” the acts or omissions shall be measured against standards generally prevailing in the banking industry. No act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of Employer; provided that any act or omission to act on Executive’s behalf in reliance upon advice or written opinion of Employer’s counsel shall not be deemed to be willful.

In the event Executive is terminated for Cause, Executive shall have no right to compensation or other benefits, except for rights under COBRA, for any period after such date of termination, other than compensation which was accrued, but not yet paid.

(c) Other Termination by Employer: If Executive is terminated by Employer other than for Cause, Executive shall be paid all accrued, but not yet paid compensation and, as severance, one year’s Base Salary (as defined in Schedule B), as well as health care benefits for one year. Any such payment shall be made in substantially equal semi-monthly installments on the 15th and last days of each month until paid in full or in a lump sum (at the Employer’s discretion) and shall only be paid subject to Executive’s execution of a full release in the form contained in Schedule C for any potential claims related to this Agreement or to Executive’s employment with the Employer.

(d) Termination for Good Reason: Executive may terminate his employment hereunder for Good Reason by delivering a notice of termination (as defined in Section 7). For purposes of this Agreement, “Good Reason” shall mean, a failure by Employer to comply with any material provision of this Agreement, which failure has not been cured within 15 business days after a notice of such noncompliance has been given by the Executive to Employer. In the event Executive terminates his employment for Good Reason, he shall be paid all accrued but unpaid compensation and, as severance, one year’s Base Salary (as defined in Schedule B), plus heath care benefits for one year. Any such payment shall be made in substantially equal semi-monthly installments on the 15th and last days of each month until paid in full or in a lump sum (at the Employer’s discretion) and shall only be paid subject to Executive’s execution of a full release in favor of the Employer for any potential claims related to this Agreement or to Executive’s employment with the Employer. A copy of the full release that will be required to be executed by Executive is attached hereto and incorporated herein by reference as Schedule C.

(e) Termination by Executive: Executive may terminate his employment hereunder and this Agreement for any reason, by providing a notice of termination (as defined in Section 7). In such event, Executive shall have no right to compensation or other benefits after the date of termination, except for accrued but unpaid compensation and rights under COBRA.

(f) Change-in-Control: In the event of a Change-in-Control (as defined in Schedule B), following which Employer does not retain Executive, Employer shall pay to Executive any compensation accrued, but not yet paid, as well as one year’s Base Salary (as defined in Schedule B), plus heath care benefits for one year.

6. Regulatory Provisions. Employer and Executive acknowledge that the laws and regulations governing the Parties require that the employment of Executive be governed by certain standards contained in those laws and regulations. To that end, the Parties agree to be bound by the following provisions:

(a) Suspension/Temporary Prohibition: If the Executive is suspended and/or temporarily prohibited from participating in the conduct and affairs of the Bank by a notice served under Sections 8(e) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1818[e][3] and [g][1]) the Bank’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges and the notice are dismissed, the Bank may in its discretion:

(1)	pay the Executive all or part of his compensation withheld while the obligations under this Agreement are suspended; and

(2)	reinstate (in whole or part) any of the Bank’s obligations which were suspended.

(b) Permanent Prohibition: If the Executive is removed and/or permanently prohibited from participating in the conduct and affairs of the Bank by an order issued under Sections 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1818[e][4] or [g][1]), all of the Bank’s obligations under this Agreement shall terminate as of the effective date of the order, but the Executive’s vested rights, if any shall not be affected.

(c) Default Under FDIA: If the Bank is in default (as defined in 12 U.S.C. §1813 3[x][1] of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this subsection of this Agreement shall not affect the Executive’s vested rights if any.

7. Notice of Termination.

(a) Specificity: Any termination of Executive’s employment by Employer or by Executive shall be communicated by written notice of termination to the other Party. For purposes of this Agreement, a “notice of termination” shall mean a dated notice which shall:

(i)	indicate the specific relevant termination provision in the Agreement;

(ii)	set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision; and

(iii)	set forth the date of termination, which shall be not less than 15 days nor more than 45 days after such notice of termination is given, unless another Section of the Agreement requires or permits a different effective date.

(b) Delivery of Notices: All notices or resignations given or required to be given herein shall be in writing, sent by United States first-class certified or registered mail, postage prepaid, by way of overnight carrier, or by hand delivery. If to Executive (or to the Executive’s spouse or estate upon the Executive’s death) notice shall be sent to Executive’s last-known address, and if to Employer, notice shall be sent to the Employer’s corporate headquarters. All such notices shall be effective five days after having been deposited in the mail if sent via first-class certified or registered mail, or upon delivery if by hand delivery or if sent via overnight carrier. Either Party, by notice in writing, may change or designate the place for receipt of all such notices.

8. Post-Termination Obligations. Employer shall pay to Executive such payments and benefits as are required pursuant to this Agreement; provided, however, any such payments shall be subject to Executive’s post-termination cooperation. Such cooperation shall include the following:

(a) Executive shall furnish such information and assistance as may be reasonably required by Employer in connection with any litigation or settlement of any dispute between Employer and a customer or other third parties (including without limitation serving as a witness in court or other proceedings);

(b) Executive shall provide such information or assistance to Employer in connection with any regulatory examination by any state or federal regulatory agency;

(c) Executive shall keep the Employer’s trade secrets and other proprietary or confidential information secret to the fullest extent practicable, subject to compliance with all applicable laws;

(d) Executive shall return all Employer’s property, including, but not limited to, keys, credit cards, manuals, and other written materials; and

(e) Executive shall execute a full release of all potential claims related to this Agreement or to Executive’s employment with the Employer in favor of the Employer (in the form attached as Schedule C).

Upon submission of proper receipts, Employer shall promptly reimburse Executive for any reasonable expenses incurred by Executive in complying with the provisions of this Section.

9. Maintenance of Trade Secrets and Confidential Information. Executive shall use his best efforts and utmost diligence to guard and protect all of the Employer’s trade secrets and confidential information. Executive shall not, either during the term, or after termination, of this Agreement, for whatever reason, use in any capacity, or divulge or disclose in any manner, to any Person, the identity of Employer’s customers, methods of operation, marketing or promotional methods, processes, techniques, systems, formulas, programs, trade secrets or other confidential information relating to Employer’s business. Upon termination of this Agreement or Executive’s employment, for any reason, Executive shall immediately return and deliver to Employer all records and papers and all materials which bear Employer’s trade secrets or confidential information.

10. Competitive Activities.

(a) Limitation on Outside Activities: Executive agrees that during the term of this Agreement, except with the express consent of the Board, Executive will not, directly or indirectly, engage in, participate in, become a director of, render advisory or other services to, become employed by, or make any financial investment in any firm, corporation, business entity or business enterprise competitive with or to any business of the Employer. Notwithstanding the foregoing, Executive shall not be precluded or prohibited from providing assistance to Executive’s former employer, in any litigation or regulatory enforcement or supervisory matters (provided such assistance does not materially interfere with Executive’s performance of his duties under this Agreement) or owning passive investments, including investments in the securities of other financial institutions. Executive shall be prohibited, however, from making any investments or commitments of time, accepting any positions or participating in any activities which cause Executive to devote time to such investments, commitments, positions or activities which interfere with Executive’s position with and obligations to the Bank without prior approval of Employer’s Board of Directors.

(b) Agreement Not to Compete: Executive acknowledges that by virtue of his employment with Employer, Executive will acquire an intimate knowledge of the activities and affairs of the Bank, including trade secrets and other confidential matters. Executive, therefore, agrees that during the term of this Agreement, and for the length of time the Executive is receiving any severance payments following the termination of Executive’s employment hereunder, Executive shall not become employed, directly or indirectly, whether as an Executive, independent contractor, consultant, or otherwise, with any federally-insured financial institution, financial holding company, bank holding company, or other financial services provider located in Collier County, or with any Person whose intent it is to organize another such company or entity located in Collier County, Florida.

Executive further agrees that for a period of 12 months following the termination of Executive’s employment hereunder for any reason, Executive shall not, directly or indirectly: (1) solicit the business of any then current customer (e.g., borrower or depositor) of Employer, regardless of whether or not Executive was responsible for generating such customer’s business for Employer; or (2) solicit any Executives of Employer.

Executive hereby agrees that the duration of the anti-competitive covenant set forth herein is reasonable, and that its geographic scope is not unduly restrictive.

11. Remedies for Breach.

(a) Arbitration: The Parties agree that, except for the specific remedies for Injunctive Relief as contained in Section 11(b) herein, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, including, without limitation, any claim that this Agreement or any portion thereof is invalid, illegal, or otherwise voidable, shall be submitted to binding arbitration before and in accordance with the Rules of the American Arbitration Association. Judgment upon the determination and/or award of such arbitrator may be entered in any court having jurisdiction thereof; provided, however, that this clause shall not be construed to permit the award of punitive damages to either Party. The prevailing party to said arbitration shall be entitled to an award of reasonable Attorneys’ Fees.

(b) Injunctive Relief: The Parties acknowledge and agree that the services to be performed by Executive are special and unique and that money damages cannot fully compensate Employer in the event of Executive’s violation of the provisions of Sections 9 and 10 of this Agreement. Thus, in the event of a breach of any of the provisions of such Sections, Executive agrees that Employer, upon application to a court of competent jurisdiction, shall be entitled to an injunction restraining Executive from any further breach of the terms and provisions of such Sections. Should Employer prevail in an action seeking such an injunction, Executive shall pay all costs and Attorneys’ Fees incurred by Employer in and relating to obtaining such injunction. Executive’s sole remedy, in the event of the wrongful entry of such injunction, shall be the dissolution of such injunction and recovery of Attorneys’ Fees.

(c) Cumulative Remedies: Notwithstanding any other provision of this Agreement, the injunctive relief described in Section 11(b) herein and all other remedies provided for in this Agreement, which are available to Employer as a result of Executive’s breach of this Agreement, are in addition to and shall not limit any and all remedies existing at law or in equity which may also be available to Employer.

13. Assignment. This Agreement shall inure to the benefit of and be binding upon the Executive, and to the extent applicable, his heirs, assigns, executors, and personal representatives, and to the Employer, and to the extent applicable, its successors and assigns, including, without limitation, any Person which may acquire all or substantially all of the Bank’s assets and business, or with or into which the Bank may be consolidated or merged. This provision shall apply in the event of any subsequent merger, consolidation, or transfer; provided, however, nothing in this Section 12 shall alter the termination provision of Section 5(f).

14. Attorneys’ Fees. In the event that any claim or controversy hereunder is the subject of any litigation or arbitration between the Parties, the prevailing Party shall be entitled to an award of all reasonable costs, including Attorneys’ Fees.

15. Miscellaneous.

(a) Amendment of Agreement: Unless as otherwise provided herein, this Agreement may not be modified or amended except in writing signed by the Parties.

(b) Certain Definitions: For purposes of this Agreement, the following terms whenever capitalized herein shall have the following meanings:

(i)	“Person” shall mean any natural person, corporation, partnership (general or limited), trust, association or any other business entity.

(ii)	“Attorneys’ Fees” shall include the reasonable legal fees and disbursements charged by attorneys and their related travel and lodging expenses, court costs, paralegal fees, etc. incurred in arbitration, mediation, settlement negotiations, discovery, trial, or in any appellate proceeding.

(c) Headings for Reference Only: The headings of the Sections and the Subsections herein are included solely for convenient reference and shall not control the meaning of the interpretation of any of the provisions of this Agreement.

(d) Governing Law/Jurisdiction: This Agreement shall be construed in accordance with and governed by the laws of the State of Florida. Any arbitration or litigation involving the Parties and their rights and obligations hereunder shall be brought in the appropriate forum or court in Collier County, Florida.

(e) Severability: If any of the provisions of this Agreement shall be held invalid for any reason, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect in accordance with the remainder of its terms.

(f) Entire Agreement: This Agreement and all other documents incorporated or referred to herein, contain the entire agreement of the Parties and there are no representations, inducements or other provisions other than those expressed in writing herein. No modification, waiver or discharge of any provision or any breach of this Agreement shall be effective unless it is in writing signed by both Parties. A Party’s waiver of the other Party’s breach of any provision of this Agreement, shall not operate, or be construed, as a waiver of any subsequent breach of that provision or of any other provision of this Agreement.

(g) Waiver: No course of conduct by Employer or Executive and no delay or omission of Employer or Executive to exercise any right or power given under this Agreement shall: (1) impair the subsequent exercise of any right or power, or (2) be construed to be a waiver of any default or any acquiescence in, or consent to, the curing of any default while any other default shall continue to exist, or be construed to be a waiver of such continuing default or of any other right or power that shall theretofore have arisen. Any power and/or remedy granted by law and by this Agreement to any Party hereto may be exercised from time to time, and as often as may be deemed expedient. All such rights and powers shall be cumulative to the fullest extent permitted by law.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

EXECUTIVE	MARCO COMMUNITY BANK

/s/ Howard B. Montgomery	By:	/s/ Robert A. Marks
Howard B. Montgomery, Jr.		Robert A. Marks
Chairman of the Board

SCHEDULE A - DUTIES

During the term of the Executive’s retention by the Employer, Executive shall serve as the Bank’s Chief Executive Officer and President, through election by the Board of Directors, and as a director, if elected by the Board or the Employer’s sole shareholder. In such capacity, Executive shall have the same powers, duties, and responsibilities of supervision and management of the Bank usually accorded to the Chief Executive Officer and President of similar Florida financial institutions. In addition, Executive shall use his best efforts to perform the duties and responsibilities enumerated in this Agreement and any other duties assigned to Executive by the Board and to utilize and develop contacts and customers to enhance the business of the Bank. Specifically, Executive shall devote his full business time and attention and use his best efforts to accomplish and fulfill the following duties and responsibilities:

1.	report to the Chairman of the Board of Directors;

2.	build and maintain a high quality management team;

3.	establish job descriptions for the Bank’s management team and Executives;

4.	build and oversee the management of the Bank’s branch network;

5.	manage Bank personnel and ensure adequate management and Executive training is provided;

6.	establish a management succession plan and provide leadership that will result in management and Executive stability;

7.	serve as a member of the Bank’s Board of Directors, as elected to such a position;

8.	serve on such committees as appointed by the Board from time to time;

9.	keep the Board informed of important developments concerning the Bank, industry developments, and regulatory initiatives affecting the Bank;

10.	supervise all lending and assist in proper underwriting, servicing, and loan resolution;

11.	establish and implement marketing efforts to increase the business of the Bank;

12.	coordinate with the Bank’s attorneys and accountants and other service providers to the extent necessary to further the business of the Bank, keeping in compliance with government laws and regulations and otherwise keeping the Bank in as good a financial and legal posture as possible;

13.	maintain adequate expense records relating to Executive’s activities on behalf of the Bank;

14.	conduct and undertake all activities, duties, and responsibilities normally expected to be undertaken and accomplished by the President and Chief Executive Officer of a financial institution similar in scope and operation to the Bank’s business.

SCHEDULE B - COMPENSATION

1.	Base Salary: Executive shall receive an annual salary of $150,000 (the “Base Salary”). Employer may adjust the Base Salary from time to time based upon the Board’s evaluation of Executive’s performance. In no event, however, will the Base Salary be reduced without Executive’s written concurrence.

2.	Signing Bonus: Employer shall pay to Executive a $75,000 signing bonus, in three installments. The first installment of $25,000 shall be paid between January 1, 2007 and January 10, 2007. The second and third installments shall both be $25,000, and shall be paid in January 2008 and January 2009.

Except as described in the following paragraph, if Executive’s employment with Employer terminates for any reason within the first three years of such employment, Executive shall reimburse the Employer for the signing bonus installment paid in the previous year.

In the event of a Change in Control (as defined below), a termination by Employer without Cause, or a termination by Executive for Good Reason, the entire signing bonus described herein shall be due to Executive.

3.	Stock Options: See Schedule D.

4.	Performance Bonuses: During the term of the Agreement, Executive shall be eligible to participate in the Bank’s 2006 Bonus Plan and such other similar plans, as approved by the Board of Directors. The 2006 Plan is anticipated to be similar to the Bank’s 2005 Bonus Plan.

5.	Change in Control: “Change in Control” means an event that would be required to be reported in response to Item 6(e) in Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”) or any successor disclosure item; provided that, without limitation, such a Change in Control (as set forth in 12 U.S.C. Section 1841[a][2] of the Bank Holding Company Act of 1956, as amended) shall be deemed to have occurred if any person (as such term is used in Sections 13[d] and 14[d] of the Exchange Act), other than any person who on the date hereof is a director or officer of the Bank or of its parent holding company, Marco Community Bancorp, Inc. (“MCBI”): (i) directly or indirectly, or acting through one or more other persons, owns, controls, or has power to vote 50% or more of any class of the then outstanding voting securities of MCBI or the Bank; or (ii) controls in any manner the election of the directors of MCBI or the Bank. For purposes of this Agreement, a “Change in Control” shall be deemed not to have occurred in connection with a reorganization, consolidation, or merger of MCBI or the Bank where the stockholders of MCBI or the Bank, immediately before the consummation of the transaction, will own over 50% of the total combined voting power of all classes of stock entitled to vote of the surviving entity immediately after the transaction.

6.	Vacation: The Executive is entitled to four weeks paid vacation time on a non-cumulative basis. Without the consent of the Board, or its designated committee, Executive shall not take more than two consecutive weeks of vacation. Furthermore, all of Executive’s vacation must be approved by the Board or its designated committee, which approval shall not be unreasonably withheld.

7.	Medical Benefits and Other Plan: Executive shall be permitted to participate in all medical and healthcare benefit plans provided by Employer to its officers.

8.	Life Insurance: The Bank will obtain term life insurance policy providing $500,000 in coverage on Executive’s life upon the commencement of Executive’s employment with the Bank. The amount of coverage provided to Executive’s designated beneficiary shall be $167,000 until the first anniversary of Executive’s employment with the Bank. Between that date and the second anniversary the amount of coverage shall be $334,000, and following the second anniversary, the amount of coverage shall be $500,000. At all other times, the Bank shall be the beneficiary of the remainder of the policy.

9.	401(k) Plan: Executive shall be eligible to participate in the Bank’s 401(k) Plan. Currently, the Bank makes a matching contribution of up to 3% of an Executive’s salary, which becomes 100% vested upon a Change in Control.

10.	Automobile Allowance: The Bank shall pay to Executive a $600 per month automobile allowance and reimburse Executive for gasoline purchases. Executive shall be responsible for any taxes due to the Internal Revenue Service for his personal use of the vehicle.

11.	Civic and Social Clubs and Community Development Activities: Subject to Board approval, the Bank shall reimburse the Executive for his reasonable expenses incurred in community development activities or with civic clubs in furtherance of the Bank’s business.

APPENDIX C

SAMPLE MUTUAL GENERAL RELEASE

ONLY TO BE EXECUTED AT UPON THE TERMINATION OF EMPLOYMENT AND

THE PAYMENT OF CERTAIN SEVERANCE BENEFITS

WHEREAS, Marco Community bank (“Employer”) and Howard B. Montgomery, Jr. (“Executive”) collectively referred to herein as the “Parties” entered into an Employment Agreement dated                      (“Employment Agreement”); and

WHEREAS, (to be completed to fit the reasons for termination).

NOW, THEREFORE, in consideration of this Mutual General Release and other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties hereby agree to be governed by the following terms of this Mutual General Release:

1. Employer and Executive hereby release and forever discharge each other, their respective successors, assigns, and affiliated corporations, agents, attorneys, representatives, heirs, executives, and administrators past and present, from all causes of action, debts, or other liabilities and obligations, both contingent and fixed, known and unknown, which they ever had, now have, or which they or their successors or assigns could have, arising from any matter referenced in the Recitals above, inclusive of attorney’s fees, costs, or any other available avenue of relief. Notwithstanding the above, this Mutual General Release shall not be construed to release the Parties from liability for violation of any of the covenants or warranties contained herein.

2. Without modifying or limiting the above, Executive specifically acknowledges that he has no further rights under the Employment Agreement.

3. Employer and Executive Release represent and warrant that they have not made any assignment of any right, claim or cause of action covered by this Mutual General Release to any other person, corporation or other legal entity.

4. Employer and Executive agree that this Mutual General Release is not intended, nor shall it be construed, as an admission of any wrongdoing or liability and that it shall not be admissible in evidence in any suit or proceeding whatsoever as evidence or admission of any liability.

5. The Parties agree not to engage in any conduct reasonably calculated to disparage the Employer or Executive. The Parties further agree that this Mutual General Release and the terms contained herein shall be confidential and that the Parties may not disclose the terms of this Mutual General Release, except to attorneys, accountants, tax advisors, and the like. Notwithstanding the above, either party may publish the terms of this Mutual General Release to the extent necessary to enforce the terms herein, or in the case of Employer, as otherwise required by law to be disclosed as deemed necessary by Employer’s counsel. Additionally, Employer and Executive acknowledge that no liability should incur for disclosing the terms of the Mutual General Release or other matters relating to the Recitals in response to a lawful subpoena or other legal request for the information, or to the extent deemed reasonable necessary to confirm to any interested third party that the business ties between the Parties have been conclusively severed. In the event that any party is requested to disclose the information in connection with a legal proceeding, such party will give immediate notice to all other parties to this release, so that they may take such measures as they deem necessary in their discretion to attempt to prevent such disclosure.

6. The Parties also agree that this Mutual General Release may be executed in counterparts.

7. The Parties agree that this Mutual General Release should be construed in accordance with and governed by the Laws of the State of Florida.

The foregoing Mutual General Release was executed by the Parties on this              day of                     .

MARCO COMMUNITY BANK

By:
Howard B. Montgomery		On behalf of Employer

SCHEDULE D

SPECIFIC JOINDER BY

MARCO COMMUNITY BANCORP, INC.

In connection with the Employment Agreement by and between Marco Community Bank and Howard B. Montgomery, dated as of March 3, 2006, Marco Community Bancorp, Inc. (“MCBI”) hereby agrees to the following additional provisions:

1.	Effective on your first date of employment, MCBI shall grant you options to purchase 30,000 shares of MCBI common stock, at the then fair-market-value, to vest in equal installments over five years, with a ten year term.

2.	Effective on your first date of employment, MCBI shall grant you share appreciation rights for 10,000 shares, at a base price determined by MCBI’s Board of Directors. Such share appreciation rights will have identical terms as those held by other Bank officers.

MARCO COMMUNITY BANCORP, INC.

By:	/s/ Richard Storm, Jr.
Richard Storm, Jr.
Chairman and Chief Executive Officer